BankFinancail
                                                                     Corproation

FOR IMMEDIATE RELEASE
---------------------

                BankFinancial Corporation Declares Cash Dividend

     Burr Ridge, Illinois - (March 30, 2006) BankFinancial Corporation (Nasdaq -
BFIN) announced today that its Board of Directors has declared its first cash dividend of $0.06 per common share. The dividend will be payable on May 19, 2006 to stockholders of record on May 3, 2006.

     BankFinancial will mail further information relating to this dividend to our stockholders of record. The mailing will include a Form W-9 for tax identification certification, which will need to be completed and returned by April 28, 2006 to prevent withholding taxes from being deducted from the dividend payment. The mailing will also include information on a program for the direct deposit of the dividend payment into stockholders' bank accounts.

     BankFinancial is also in the process of establishing a dividend reinvestment program, and expects to have the program in place during the 3rd quarter of 2006. The program will enable stockholders to purchase shares of BankFinancial common stock with the proceeds of future dividend payments without the payment of brokerage commissions. The program will not be available in connection with the current dividend.

     BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2005, BankFinancial Corporation had total assets of $1.6 billion, total deposits of $1.1 billion and stockholders' equity of $329 million. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com.


For Further Information
Contact:     Shareholder, Analyst
             and Investor Inquiries:                   Media Inquiries:
             Terence C. Wise,                          Gregg T. Adams,
             Vice President - Investor Relations       Executive Vice President-
             BankFinancial Corporation                 Marketing & Sales
             Telephone: 630-242-7151                   BankFinancial Corporation
                                                       Telephone: 630-242-7234